Imperial Oil reports near-record first-quarter earnings

Toronto, April 21, 2004 – Imperial Oil Limited today announced net earnings for the first quarter of 2004 of $509 million or $1.40 a share, slightly below the company’s record earnings of $538 million or $1.42 a share in the first quarter of 2003.

Favorable market conditions that prevailed through most of 2003, including high international prices for crude oil and natural gas and strong manufacturing margins for petroleum and petrochemicals, continued through the first quarter of 2004. The company’s crude oil and natural gas production volumes were also higher than in the corresponding period of 2003.

However, these positive factors were more than offset by the negative effects of a higher Canadian dollar. Because petroleum markets are based on U.S. dollar prices, a rising Canadian dollar results in lower revenues. On average, the Canadian-to-U.S. dollar exchange rate was 15 percent higher than in the first quarter of 2003.

Total revenues for the quarter were $5,067 million, versus $5,478 million in the first quarter of 2003. Capital and exploration expenditures were $345 million, compared with $355 in the corresponding quarter of 2003.

During the quarter the company repurchased 2.5 million shares for $147 million. The balance of cash and marketable securities at March 31, 2004 was $311 million, from $448 million at the end of 2003.

“In spite of the negative revenue impacts of a higher Canadian dollar, earnings in the first quarter were close to those of last year, due to stronger operating performance,” said Imperial’s chairman, president and chief executive officer Tim Hearn. “We achieved real improvement in the controllable parts of the business, such as production volumes, operating reliability and cost management, and made solid progress on major projects to provide future growth.”

At the company’s annual meeting today, Mr. Hearn told shareholders that Imperial intends to remain in the forefront of future oil and gas development in Canada. “With our resource base, financial strength, technical capabilities and portfolio of high-potential investments in Canada’s major opportunity areas, we are well positioned for long-term growth in shareholder value,” he said.

Imperial Oil is one of the largest producers of crude oil and natural gas liquids in Canada, a major producer of natural gas, the largest refiner and marketer of petroleum products – sold primarily under the Esso brand name – and a major producer of petrochemicals.

For further information:
Investor relations	Media relations
Jean Côté	Richard O’Farrell
(416) 968-4262	(416) 968-4875

Highlights

Cogeneration facility completed at Sarnia

Installation of a clean and efficient, 95-megawatt cogeneration facility was completed at Imperial’s Sarnia, Ontario manufacturing plant – ahead of schedule under budget, and with an outstanding safety record. Cogeneration, which uses natural gas to generate electricity and steam simultaneously, is almost twice as efficient as generating electricity and steam separately and also significantly reduces emissions of greenhouse gases and smog-forming compounds. Greenhouse-gas reductions from cogeneration at Imperial’s Sarnia and Cold Lake operations are roughly equivalent to planting more than 1.5 million trees a year.

Approval received for further Cold Lake expansion

Alberta government approval was received for a further three-phase (phases 14-16) expansion of Imperial’s Cold Lake bitumen-producing operation, as well as extension into a new area to maintain production from the existing phases 9-10. This approval is a significant, positive step in the development of Cold Lake. Further engineering assessments, market analysis and an examination of the business outlook will be performed prior to making a final decision to proceed with the project.

Upstream production volumes increase

Imperial’s production of crude oil, bitumen, natural gas liquids and natural gas was higher in the first quarter of 2004 than in the corresponding quarter of 2003. Production of crude oil and gas liquids was up by almost 10 percent, and natural gas production up by almost 20 percent.

Refineries operate at higher capacity

All four of Imperial’s refineries – Dartmouth, Sarnia, Nanticoke and Strathcona – operated at higher capacity and with excellent reliability through the first quarter of 2004. Average refinery throughput was almost six percent higher than in the first quarter of 2003 and was the highest first quarter of the past 10 years for these refineries.

Estimated costs of completing Syncrude expansion revised upward

Syncrude is engaged in an expansion project which will increase production over 40 percent to over 350,000 barrels a day. In March, Syncrude Canada Ltd. advised its owners that estimated costs of completing the Stage 3 expansion project have increased from $5.7 billion to $7.8 billion. Imperial holds a 25-percent interest in the Syncrude joint venture. The cost increases are related to an expansion of the upgrader, which is currently underway. Start-up of the expanded upgrader has also been delayed to mid-2006, a year later than previously forecast. Imperial is adding project resources to support Syncrude in order to move the project forward to successful completion.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS

	Three months
	to March 31

	2004	2003

Earnings (million of dollars)
Natural resources	366	339
Petroleum products	135	139
Chemicals	12	6
Corporate and other	(4)	54

Net earnings	509	538

Cash flow from operating activities	390	700
Capital and exploration expenditures	345	355
Per-share information (dollars)
Net earnings – basic	1.41	1.42
Net earnings – diluted	1.40	1.42
Dividends	0.22	0.21
Share prices – close at March 31
Toronto Stock Exchange (Canadian dollars)	58.87	47.35
American Stock Exchange (U.S. dollars)	44.84	32.14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

OPERATING RESULTS

The company’s net earnings for the first quarter of 2004 were $509 million or $1.40 a share on a diluted basis, versus $538 million or $1.42 a share for the same period last year. Earnings in the first quarter of 2004 were positively impacted by higher volumes of crude oil and natural gas, lower effective tax rates in the resources segment and stronger manufacturing margins for petroleum and chemical products. These increases were more than offset by the negative earnings effects of a higher Canadian dollar of about $100 million, and the absence of foreign exchange gains of about $50 million on U.S.-dollar denominated debt reported in the first quarter of 2003. The company replaced all its U.S.-dollar denominated debt with Canadian-dollar denominated debt during 2003.

Total revenues were $5,067 million in the first quarter versus $5,478 million in the corresponding period last year.

Natural resources

During the first quarter of 2004, net earnings from natural resources were $366 million, the second highest quarterly earnings on record, compared with $339 million in the same period last year. Earnings increased because of higher production from the company’s interest in Syncrude, higher natural gas volumes and lower royalties, partly offset by lower realizations for crude oil and natural gas mainly due to the negative effects of a higher Canadian dollar. Lower effective tax rates from substantively enacted Alberta tax laws also contributed about $45 million to earnings, which was partly offset by the absence of a favourable tax settlement of about $20 million in the first quarter of 2003.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued .....)

While U.S. dollar world oil prices averaged slightly higher in the first quarter, the company’s Canadian dollar realizations for conventional crude oil at $42.70 a barrel, compared with $47.86 a barrel in the same period last year, were lower due to the stronger Canadian dollar. Average realizations for Cold Lake bitumen in the first quarter of 2004 were about 15 percent lower than the prior year’s prices. The company’s realization for natural gas was also lower, averaging $6.58 a thousand cubic feet in the first quarter of 2004, compared with $8.12 a thousand cubic feet during the same period last year.

In the first quarter, total gross production of crude oil and natural gas liquids (NGLs) increased to 263 thousand barrels a day from 241 thousand barrels a day in the same period last year. Net production was 236 thousand barrels a day, up from 210 thousand barrels a day in the first quarter of 2003.

Gross production of Cold Lake bitumen was 121 thousand barrels a day during the first quarter of 2004, compared with 120 thousand barrels a day in the first quarter of 2003. Net production increased to 112 thousand barrels a day from 106 thousand barrels a day during the same period a year ago. The higher net bitumen production was a result of lower royalties from lower bitumen prices.

The company’s share of Syncrude’s gross production increased to 63 thousand barrels a day from 47 thousand barrels a day in the first quarter of 2004. Net production was 62 thousand barrels a day, up from 47 thousand barrels a day during the same period last year. Higher volume was attributable to reduced maintenance activities.

During the first three months this year, gross production of conventional crude oil averaged 44 thousand barrels a day versus 47 thousand barrels a day in the first quarter of 2003. Net production decreased slightly to 34 thousand barrels a day from 36 thousand barrels a day during the same period last year. Natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production.

Gross production of NGLs available for sale increased to 35 thousand barrels a day in the first quarter of 2004 from 27 thousand barrels a day last year. Net production was 28 thousand barrels a day in the first quarter, up from 21 thousand barrels a day in the first three months of 2003.

Gross production of natural gas during the first quarter of 2004 increased to 581 million cubic feet a day from 487 million cubic feet a day in the first quarter last year. Net production increased to 522 million cubic feet a day from 429 million cubic feet a day during the same period in 2003. The increased natural gas and NGLs volumes were mainly due to higher production from the new facilities at Wizard Lake in Alberta, which were completed in the third quarter of 2003.

In February this year, the company, on behalf of the Mackenzie Gas Project participants, resumed geotechnical fieldwork. The program consists primarily of soil analysis and geotechnical surveys needed to help determine the optimal location of the Mackenzie Valley pipeline, including associated facilities, and support the development of regulatory applications and preliminary engineering for the proposed project.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued .....)

In March this year, the company, along with the other owners of Syncrude Canada Ltd., was advised of a revised cost and schedule outlook for the Stage 3 expansion of the Syncrude oil-sands mining operation, located near Fort McMurray, Alberta. Total project costs for the Stage 3 expansion are now estimated to be about $7.8 billion, compared with the previous estimate conducted in 2002 which suggested a total cost of $5.7 billion. Start-up of the upgrader expansion, the main component of the project, is now targeted to occur in mid-2006, later than the planned mid-2005 date.

The Government of Alberta approved the company’s proposed expansion at Cold Lake in March this year. The proposed expansion includes the development of phases 14 - 16 which could produce up to 30 thousand barrels a day of additional bitumen and an extension of phases 9 and 10 to maintain production from these two phases. Specific development decisions will be made based on the results of further engineering assessments, ongoing market analysis and business conditions.

The winter drilling program to delineate bitumen for the proposed Kearl oil-sands project was concluded in March. Since the start of drilling in December 2003, 191 corehole wells have been completed. The information from these wells, along with future corehole drilling, will be utilized in support of a possible regulatory filing for the project in 2005.

Petroleum products

The net earnings from petroleum products were $135 million in the first quarter of 2004, compared with $139 million during the same period a year ago. Earnings were essentially flat, reflecting strong refining margins from improved refinery utilization offset by the unfavourable impact of a higher Canadian dollar and weak retail margins.

In March this year, the new 95-megawatt cogeneration facility was completed at the company’s Sarnia, Ontario manufacturing plant, ahead of schedule and under budget. Safety performance was excellent during construction of the project. The cogeneration facility will improve energy efficiency and reduce emissions at the company’s Sarnia-based petroleum product and chemical operations.

Chemicals

Net earnings in the first quarter of 2004 from chemical operations were $12 million, compared with $6 million during the same period last year. Earnings increased mainly because of higher margins for polyethylene as a result of lower feedstock costs and higher realizations, partly offset by lower sales volume and a higher Canadian dollar.

Corporate and other

Net earnings from corporate and other operations were negative $4 million in the first quarter of 2004, compared with positive $54 million in the same period last year. Earnings decreased mainly due to the absence of favourable foreign-exchange effects on U.S.-dollar denominated debt. The company replaced all its U.S.-dollar denominated debt with Canadian-dollar denominated debt in 2003.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued .....)

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $390 million during the first quarter of 2004, compared with $700 million in the same period last year. The decrease in cash inflow was mainly due to seasonal inventory builds and the timing of scheduled income tax payments.

During the first quarter of 2004, total investing activities used $306 million of cash, compared with $340 million used in the same quarter last year. Capital and exploration expenditures were $345 million in the first quarter, compared with $355 million during the corresponding period in 2003. For the resources segment, additional capital and exploration expenditures were used mainly at Syncrude to maintain and expand production capacity. Capital expenditures for the products segment were lower on completion of the project to reduce sulphur content in gasoline.

During the first quarter, the company continued its share repurchase program and bought 2.5 million shares for $147 million under a normal course issuer bid that began on June 23, 2003, which has an allowable maximum purchase of 18.6 million shares. The maximum number of shares that may yet be purchased under the current program is about six million.

Total cash dividends of $80 million were paid in the first quarter of 2004, compared with $79 million paid in the same period last year. Dividends paid in the first quarter were $0.22 a share versus $0.21 a share in the same quarter last year.

The above factors led to a decrease in the company’s balance of cash and marketable securities to $311 million at March 31, 2004, from $448 million at the end of 2003.

Reporting investments in mineral interests in oil and gas properties

The accounting standards for business combinations and goodwill and other intangible assets issued by the Canadian Institute of Chartered Accountants became effective for the company on July 1, 2001 and January 1, 2002, respectively. These Canadian standards are harmonized with specific U.S. standards in these areas. The Emerging Issues Task Force (EITF) of the U.S. Financial Accounting Standards Board (FASB) was considering the issue of whether the U.S. standards require interests held under oil, gas and mineral leases to be separately classified as intangible assets in the balance sheet of companies in the extractive industries.

In March 2004, the EITF reached a consensus that mineral rights are tangible assets and the FASB is expected to finalize its position on the issue in the near term.

Historically, in accordance with Canadian generally accepted accounting principles (GAAP), the company has capitalized the cost of oil and gas leasehold interests and reported these assets as part of tangible oil and gas property, plant and equipment. If these assets were classified as intangible assets, the amount that is subject to reclassification as of March 31, 2004 would be $868 million and $935 million as of December 31, 2003. The company’s results of operations would not be affected since these leasehold costs would continue to be amortized in accordance with GAAP, whether they are classified as tangible or intangible assets.

IMPERIAL OIL LIMITED

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information about market risks for the three months ended March 31, 2004 does not differ materially from that discussed on page 27 in the company’s annual report to shareholders for the year ended December 31, 2003, except for the following sensitivity:

Earnings sensitivity (a)
millions of dollars after tax

Four dollars (U.S.) a barrel change in crude oil prices	+ (-) 230

The sensitivity to changes in crude oil prices increased from 2003 year-end by about $10 million (after tax) for each one U.S.-dollar difference due primarily to lower royalties at Syncrude brought about by the capital investment level.

(a)	The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of the first quarter 2004. The sensitivity calculation shows the impact on annual earnings that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)	Three months
	to March 31

millions of dollars	2004	2003

REVENUES
Operating revenues	5,056	5,452
Investment and other income	11	26

TOTAL REVENUES	5,067	5,478

EXPENSES
Exploration	16	7
Purchases of crude oil and products (2)	2,833	3,196
Operating (2)(3)	683	739
Selling and general (3)	293	321
Federal excise tax	304	302
Depreciation and depletion	215	180
Financing costs (5)	10	(57)

TOTAL EXPENSES	4,354	4,688

EARNINGS BEFORE INCOME TAXES	713	790
INCOME TAXES	204	252

NET EARNINGS	509	538

PER-SHARE INFORMATION — dollars
Net earnings – basic (6)	1.41	1.42
Net earnings – diluted (6)	1.40	1.42
Dividends	0.22	0.21

CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(unaudited)	Three months
	to March 31

millions of dollars	2004	2003

RETAINED EARNINGS AT BEGINNING OF PERIOD	3,919	3,277
Net earnings for the period	509	538
Share purchases (6)	(134)	(126)
Dividends	(80)	(79)

RETAINED EARNINGS AT END OF PERIOD	4,214	3,610

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)	Three months
	to March 31
inflow/(outflow)
millions of dollars	2004	2003

OPERATING ACTIVITIES
Net earnings	509	538
Depreciation and depletion	215	180
(Gain)/loss on asset sales, after tax	(1)	—
Future income taxes and other	(89)	(158)

Cash flow from earnings	634	560
Accounts receivable	(179)	(274)
Inventories and prepaids	(295)	(115)
Income taxes payable	39	143
Accounts payable and other	191	386

Change in operating assets and liabilities	(244)	140

CASH FROM OPERATING ACTIVITIES	390	700

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(319)	(345)
Proceeds from asset sales	13	5

CASH FROM (USED IN) INVESTING ACTIVITIES	(306)	(340)

FINANCING ACTIVITIES
Issuance of common shares under stock option plan (6)	6	—
Common shares purchased (6)	(147)	(141)
Dividends paid	(80)	(79)

CASH FROM (USED IN) FINANCING ACTIVITIES	(221)	(220)

INCREASE (DECREASE) IN CASH	(137)	140
CASH AT BEGINNING OF PERIOD	448	766

CASH AT END OF PERIOD	311	906

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET
(unaudited)
	As at Mar. 31	As at Dec. 31
millions of dollars	2004	2003

ASSETS
Current assets
Cash	311	448
Accounts receivable	1,494	1,315
Inventories of crude oil and products	649	407
Materials, supplies and prepaid expenses	158	105
Future income tax assets	398	353

Total current assets	3,010	2,628
Investments and other long-term assets	226	259
Property, plant and equipment	9,321	9,218
Goodwill	204	204
Other intangible assets	51	52

TOTAL ASSETS	12,812	12,361

LIABILITIES
Current liabilities
Short-term debt	72	72
Accounts payable and accrued liabilities	2,372	2,222
Income taxes payable	634	595
Current portion of long-term debt	502	501

Total current liabilities	3,580	3,390
Long-term debt (7)	868	859
Other long-term obligations	978	972
Future income tax liabilities	1,320	1,362

TOTAL LIABILITIES	6,746	6,583
SHAREHOLDERS’ EQUITY	6,066	5,778

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,812	12,361

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

Approved by the directors April 21, 2004

/s/ T.J. Hearn	/s/ Paul A. Smith

Chairman, president and chief executive officer	Controller and senior vice-president, finance and administration

IMPERIAL OIL LIMITED

BUSINESS SEGMENTS (unaudited)
Three months to March 31	Resources		Products		Chemicals
millions of dollars	2004	2003	2004	2003	2004	2003

REVENUES
Operating revenues (a)	890	1,004	3,923	4,168	243	280
Intersegment sales (b)	639	635	369	378	65	65
Investment and other income	—	12	8	8	—	—

TOTAL REVENUES	1,529	1,651	4,300	4,554	308	345

EXPENSES
Exploration (c)	16	7	—	—	—	—
Purchases (b)	478	585	3,206	3,430	222	259
Operating (b)	381	423	258	276	44	40
Selling and general	4	6	269	285	20	30
Federal excise tax	—	—	304	302	—	—
Depreciation and depletion	153	119	59	54	3	7
Financing costs	—	1	—	—	—	—

TOTAL EXPENSES	1,032	1,141	4,096	4,347	289	336

EARNINGS BEFORE INCOME TAXES	497	510	204	207	19	9
INCOME TAXES	131	171	69	68	7	3

NET EARNINGS	366	339	135	139	12	6

EXPORT SALES TO THE UNITED STATES	332	352	254	248	138	148
CASH FLOW FROM EARNINGS	494	425	131	133	13	4
CAPEX (c)	275	227	64	120	6	8
TOTAL ASSETS AS AT March 31 (b)	6,568	6,120	5,812	5,510	491	439
CAPITAL EMPLOYED AS AT March 31	3,980	3,366	3,000	2,511	269	187

Three months to March 31	Corporate		Consolidated
millions of dollars	2004	2003	2004	2003

REVENUES
Operating revenues (a)	—	—	5,056	5,452
Intersegment sales (b)	—	—	—	—
Investment and other income	3	6	11	26

TOTAL REVENUES	3	6	5,067	5,478

EXPENSES
Exploration (c)	—	—	16	7
Purchases (b)	—	—	2,833	3,196
Operating (b)	—	—	683	739
Selling and general	—	—	293	321
Federal excise tax	—	—	304	302
Depreciation and depletion	—	—	215	180
Financing costs	10	(58)	10	(57)

TOTAL EXPENSES	10	(58)	4,354	4,688

EARNINGS BEFORE INCOME TAXES	(7)	64	713	790
INCOME TAXES	(3)	10	204	252

NET EARNINGS	(4)	54	509	538

EXPORT SALES TO THE UNITED STATES	—	—	724	748
CASH FLOW FROM EARNINGS	(4)	(2)	634	560
CAPEX (c)	—	—	345	355
TOTAL ASSETS AS AT March 31 (b)	311	906	12,812	12,628
CAPITAL EMPLOYED AS AT March 31	311	946	7,560	7,010

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Consolidated amounts exclude intersegment transactions, as follows:

	2004	2003

Purchases	1,073	1,078
Total intersegment sales	1,073	1,078
Intersegment receivables and payables	370	347

(c)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

OPERATING STATISTICS
(unaudited)	Three months
	2004	2003

GROSS CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	44	47
Cold Lake	121	120
Syncrude	63	47

Total crude oil production	228	214
Natural gas liquids (NGLs) available for sale	35	27

Total crude oil and NGL production	263	241

NET CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	34	36
Cold Lake	112	106
Syncrude	62	47

Total crude oil production	208	189
Natural gas liquids (NGLs) available for sale	28	21

Total crude oil and NGL production	236	210

COLD LAKE BLEND SALES (thousands of barrels a day)	164	162
NGL SALES (thousands of barrels a day)	48	46
NATURAL GAS (millions of cubic feet a day)
Production (gross)	581	487
Production (net)	522	429
Production available for sale (gross)	508	419
Production available for sale (net)	449	361
Sales	511	440
AVERAGE PRICES (dollars)
Conventional crude oil sales (a barrel)	42.70	47.86
Par crude oil price at Edmonton (a barrel)	46.81	51.68
Heavy crude oil at Hardisty (Bow River, a barrel)	35.50	40.12
NGL sales (a barrel)	31.87	39.26
Natural gas sales (a thousand cubic feet)	6.58	8.12
PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	31.9	32.1
Heating, diesel and jet fuels	29.7	30.4
Heavy fuel oils	5.2	4.4
Lube oils and other products	4.6	4.7

Net petroleum products sales	71.4	71.6
Sales under purchase and sale agreements	15.1	14.8

Total petroleum products sales	86.5	86.4

TOTAL REFINERY THROUGHPUT (millions of litres a day)	75.9	71.1
REFINERY CAPACITY UTILIZATION (percent)	95	89
PETROCHEMICAL SALES (thousands of tonnes a day)	3.0	3.6

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)	Three months
	2004	2003

RETURN ON AVERAGE CAPITAL EMPLOYED (a) (rolling 4 quarters, percent)	22.8	25.6
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY (rolling 4 quarters, percent)	28.1	32.8
INTEREST COVERAGE RATIO — EARNINGS BASIS (rolling 4 quarters, times covered)	58.1	61.6
SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	361,699	377,850
At March 31	360,297	375,830
Number of shareholders
At March 31	15,381	15,884
SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	64.45	47.80
Low	56.42	43.48
Close at March 31	58.87	47.35
American Stock Exchange (U.S. dollars)
High	48.70	32.20
Low	42.34	28.25
Close at March 31	44.84	32.14

(a)	Return on capital employed is the rolling 4 quarters’ net earnings excluding the after-tax cost of financing divided by the average rolling 4 quarters’ capital employed.

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Accounting principles

These consolidated financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements.

2.	Reporting of fuel consumed in operations

Beginning in 2004, fuel consumed in operations, previously included in purchases of crude oil and products, is reclassified as operating expenses in the consolidated statement of earnings. Prior period amounts have been reclassified for comparative purposes. This reclassification has no impact on total expenses and net earnings or on the cash flow profile of the company.

3.	Employee retirement benefits

The components of net benefit cost included in total expenses in the consolidated statement of earnings are as follows:

	Three months
	to March 31
millions of dollars	2004	2003

Pension benefits:
Current service cost	20	18
Interest cost	59	55
Expected return on plan assets	(56)	(45)
Amortization of prior service cost	7	7
Recognized actuarial loss	17	17

Net benefit cost	47	52

Other post-retirement benefits:
Current service cost	2	1
Interest cost	6	6
Recognized actuarial loss	1	1

Net benefit cost	9	8

4.	Incentive compensation programs

The company accounts for its incentive compensation programs, except for the incentive stock option plan issued prior to January 1, 2003, by using the fair-value-based method. Under this method, compensation expense related to the units of these programs is recorded in the consolidated statement of earnings over the vesting period. The company accounts for its incentive stock option plan by using the intrinsic-value-based method and does not recognize compensation expense on the issuance of stock options because the exercise price is equal to the market value at the date of grant. If the fair-value-based method of accounting had been adopted to account for the incentive stock option plan, the impact on net earnings and earnings per share would have been negligible.

The company purchased shares on the market to fully offset the dilutive effects from the exercise of incentive stock options. The company does not plan to issue stock options in the future.

IMPERIAL OIL LIMITED

5.	Financing costs

	Three months
	to March 31
millions of dollars	2004	2003

Debt related interest	10	8
Other interest	—	1

Total interest expense	10	9
Foreign exchange expense (gain) on long-term debt	—	(66)

Total financing costs	10	(57)

6.	Common shares

	As at	As at
	Mar. 31	Dec. 31
thousands of shares	2004	2003

Authorized	450,000	450,000
Common shares outstanding	360,297	362,653

In 1995 through 2002, the company purchased shares under eight 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2003, another 12-month normal course program was implemented with an allowable purchase up to 18.6 million shares (five percent of the total on June 19, 2003), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 - 2002	202.7	5,169
2003 - First quarter	3.0	141
Full year	16.3	799
2004 - First quarter	2.5	147
Cumulative purchases to date	221.5	6,115

Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.

The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of retained earnings.

The following table provides the calculation of basic and diluted earnings per share:

	Three months
	to March 31
	2004	2003

Net earnings (millions of dollars)	509	538
(thousands of shares)
Average number of common shares outstanding, weighted monthly	361,699	377,850
Plus: average number of shares issued on assumed exercise of stock options	693	—

Weighted average number of diluted common shares	362,392	377,850

Earnings per share – basic (dollars)	1.41	1.42
Earnings per share – diluted (dollars)	1.40	1.42

IMPERIAL OIL LIMITED

7.	Long-term debt

			As at	As at
		Interest	Mar. 31	Dec. 31
Issued	Maturity date	rate	2004	2003

2003	$250 million due May 26, 2005 and $250 million due August 26, 2005	Variable	500	500
2003	January 19, 2006	Variable	318	318

Long-term debt			818	818
Capital leases			50	41

Total long-term debt			868	859